PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Advisors L.P. Announces Portfolio Manager Update for First Trust Intermediate Duration Preferred & Income Fund

WHEATON, IL — (BUSINESS WIRE) — July 17, 2020 — First Trust Advisors L.P. (“FTA”) announced today that Stonebridge Advisors LLC (“Stonebridge”), investment sub-advisor for First Trust Intermediate Duration Preferred & Income Fund (NYSE: FPF) (the “Fund”), will release an update on the market and the Fund for financial advisors and investors. The update will be available Tuesday, July 21, 2020, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Friday, August 21, 2020. To listen to the update, follow these instructions:

--	Dial: (888) 203-1112; International (719) 457-0820; and Passcode # 1190794. The update will be available from Tuesday, July 21, 2020, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Friday, August 21, 2020.

The Fund is a non-diversified, closed-end management investment company that seeks to provide a high level of current income. The Fund has a secondary objective of capital appreciation. The Fund seeks to achieve its investment objectives by investing in preferred and other income-producing securities. Under normal market conditions, the Fund will invest at least 80% of its Managed Assets in a portfolio of preferred and other income-producing securities issued by U.S. and non-U.S. companies, including traditional preferred securities, hybrid preferred securities that have investment and economic characteristics of both preferred securities and debt securities, floating rate and fixed-to-floating rate preferred securities, debt securities, convertible securities and contingent convertible securities.

FTA is a federally registered investment advisor and serves as the Funds’ investment advisor. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $139 billion as of June 30, 2020 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Stonebridge is a registered investment advisor specializing in preferred and hybrid securities. Stonebridge was formed in December 2004 by First Trust Portfolios L.P. and Stonebridge Asset Management, LLC. The company had assets under management or supervision of approximately $10.6 billion as of June 30, 2020. These assets come from separate managed accounts, unified managed accounts, unit investment trusts, an open-end mutual fund, actively managed exchange-traded funds, and the Fund.

Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost. There can be no assurance that the Fund’s investment objectives will be achieved. The Fund may not be appropriate for all investors.

Principal Risk Factors: The Fund is subject to risks, including the fact that it is a non-diversified closed-end management investment company. Securities held by a Fund, as well as shares of a Fund itself, are subject to market fluctuations caused by factors such as general economic conditions, political events, regulatory or market developments, changes in interest rates and perceived trends in securities prices. Shares of a Fund could decline in value or underperform other investments as a result of the risk of loss associated with these market fluctuations. In addition, local, regional or global events such as war, acts of terrorism, spread of infectious diseases or other public health issues, recessions, or other events could have a significant negative impact on a fund and its investments. Such events may affect certain geographic regions, countries, sectors and industries more significantly than others. The outbreak of the respiratory disease designated as COVID-19 in December 2019 has caused significant volatility and declines in global financial markets, which have caused losses for investors. The impact of this COVID-19 pandemic may last for an extended period of time, and will continue to impact the economy for the foreseeable future.

Preferred/hybrid and debt securities in which the Fund invests are subject to various risks, including credit risk, interest rate risk, and call risk. Credit risk is the risk that an issuer of a security will be unable or unwilling to make dividend, interest and/or principal payments when due and that the value of a security may decline as a result. Credit risk may be heightened for the Fund because it invests in below investment grade securities, which involve greater risks than investment grade securities, including the possibility of dividend or interest deferral, default or bankruptcy. Interest rate risk is the risk that the value of fixed-rate securities in the Fund will decline because of rising market interest rates. Call risk is the risk that performance could be adversely impacted if an issuer calls higher-yielding debt instruments held by the Fund.

Because the Fund is concentrated in the financials sector, it will be more susceptible to adverse economic or regulatory occurrences affecting this sector, such as changes in interest rates, loan concentration and competition.

Investment in non-U.S. securities is subject to the risk of currency fluctuations and to economic and political risks associated with such foreign countries.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The risks of investing in the Fund are spelled out in the prospectus, shareholder reports and other regulatory filings.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA, the Internal Revenue Code or any other regulatory framework. Financial professionals are responsible for evaluating investment risks independently and for exercising independent judgment in determining whether investments are appropriate for their clients.

The Fund’s daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

CONTACT: JEFF MARGOLIN - (630) 915-6784

____________________________

Source: First Trust Advisors L.P.